LOAN AGREEMENT

dated as of June 26, 2008

by and between

G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company, as Borrower

THE FINANCIAL INSTITUTIONS PARTY HERETO, as Banks

and

FIFTH THIRD BANK,
a Michigan banking corporation, as Agent

LOAN AGREEMENT

This LOAN AGREEMENT dated as of June 26, 2008 (the “Agreement”), is executed by and among G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions that are or may from time to time become parties hereto and are described on Exhibit E attached hereto (the “Banks”) and FIFTH THIRD BANK, a Michigan banking corporation (“Agent”), as agent for itself and the other Banks.

R E C I T A L S:

A. The Agent has agreed to arrange a credit facility in the amount of $58,000,000.00 for Borrower.

B. Borrower’s obligations hereunder will be secured by liens on the collateral described herein.

C. The Banks are willing to make the Loans (as hereinafter defined) to Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:

1. Definitions.

(a) “Acquisition Costs” shall mean the purchase price paid by Borrower or a Subsidiary Guarantor with respect to the Medical Office Properties, Office Properties or Permitted Investments owned by Borrower less any amounts paid to Borrower or any Affiliate of Borrower as a purchase price adjustment.

(b) “Adjusted Base Rate” shall mean the a rate per annum equal to the Base Rate plus one-half percent (0.50%).

(c) “Adjusted LIBOR Rate” shall mean, for any Interest Period for any LIBOR Rate Loan, a rate per annum equal to two and one-quarter percent (2.25%) plus the LIBOR Rate for such Interest Period.

(d) “Agent” shall mean, as of the date hereof, Fifth Third Bank in its capacity as Agent for the Banks and any successor or assign of Fifth Third Bank in such capacity.

(e) “Applicable Laws” shall mean all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to the Borrower and/or the Property.

(f) “Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Bank, an Assignee and the Agent, substantially in the form of Exhibit D.

(g) “Base Rate” shall mean the greater of (a) the Prime Rate and (b) the Federal Funds Rate.

(h) “Base Rate Loan” shall mean any portion of the outstanding principal amount of any Loan that is bearing interest at the Adjusted Base Rate.

(i) “Benefit Arrangement” shall mean, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemplyer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

(j) “Borrower” shall mean G&E Healthcare REIT Medical Portfolio 3, LLC, a Delaware limited liability company.

(k) “Buildings” shall mean the seventeen (17) buildings located on the Real Estate.

(l) “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois (and, London, England, if any Loan is a LIBOR Rate Loan).

(m) “Cash Equivalent Investment” shall mean at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc. (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Bank (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by the Agent.

(n) “Commitment” means, as to each Bank, such Bank’s obligation to make Loans in the amount set forth for such Bank on Exhibit E attached hereto as such Bank’s Commitment or as set forth in the applicable Assignment and Acceptance Agreement, or as appropriate to reflect any assignments to or by such Bank effected in accordance with Section 12(l).

(o) “Commitment Percentage” means, as to each Bank, the ratio, expressed as a percentage, of (a) the amount of such Bank’s Commitment to (b) the aggregate amount of the Commitments of all Banks hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Bank shall be the Commitment Percentage of such Bank in effect immediately prior to such termination or reduction.

(p) “Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period.

(q) “Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type.

(r) “Default Rate” shall mean four percent (4%) per annum plus the Adjusted Base Rate.

(s) “Eligible Assignee” means any Person who is: (i) currently a Bank; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.

(t) “Equity Interest” shall mean, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

(u) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(v) “ERISA Group” shall mean the Borrower, Guarantor, any Subsidiary of Borrower or Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, the Guarantor or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

(w) “Federal Funds Rate” shall mean for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Agent. The Agent’s determination of such rate shall be binding and conclusive absent manifest error.

(x) “Guarantor” shall mean Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation.

(y) “Indebtedness” shall mean, as of the date of any determination thereof:

(i) All obligations of any Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the defered purchase price of property or services, and obligations evidenced by bonds, debentures, notes, or other similar instruments);

(ii) All rental or other obligations under leases required to be capitalized under GAAP;

(iii) All guaranteed obligations of such Person;

(iv) Liabilities resulting from all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements determined on a consolidated basis for all such payment obligations; and

(v) Indebtedness of others secured by any lien upon property owned by such Person, whether or not assumed.

(z) “Individual Property” shall have the meaning ascribed to such term in Section 10 hereof.

(aa) “Interest Period” shall mean a period of one, two or three months.

(bb) “Interest Rate” shall mean, at Borrower’s option, the Adjusted Base Rate or the Adjusted LIBOR Rate.

(cc) “Interest Rate Determination Date” shall mean, for the initial disbursement of the Loan, the date of such disbursement, and for all other purposes, the second (2nd) Business Day prior to the proposed commencement of a LIBOR Rate Loan or a Base Rate Loan or the Conversion or Continuation of a LIBOR Rate Loan or a Base Rate Loan.

(dd) “Lending Office” means Chicago, Illinois with respect to Agent and Fifth Third Bank, as a Bank, or unless otherwise notified in writing by a Bank, the downtown Chicago office of such Bank.

(ee) “Leverage Ratio” shall mean the ratio of Total Liabilities to Total Asset Value.

(ff) “LIBOR Rate” shall mean, on the Interest Rate Determination Date thereof, a variable rate of interest equal to, at Bank’s election (i) the rate described as the “London Interbank Offered Rate” for the applicable Interest Period in the Money Rates section of The Wall Street Journal, or (ii) the rate of interest determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the London interbank offered rate for U.S. Dollars for the applicable Interest Period based upon the information presented on Bloomberg, L.P., page “BBAM”, or such other page as may replace page BBAM on that service (the “Libor Index Page”), as of 11:00 a.m. (London time) on the day of determination of such LIBOR Rate, in either case rounded up to the nearest one-tenth of one percent. If the Libor Index Page or The Wall Street Journal ceases to provide such quotes, a comparable replacement, as determined by Agent, may be used by Agent. If on any date of determination (a) more than one “London Interbank Offered Rate” for the applicable Interest Period is published in The Wall Street Journal, or (b) more than one London interbank offered rate for the applicable Interest Period appears on the Libor Index Page, the highest of such rates will be the rate used for such day.

(gg) “LIBOR Rate Loan” shall mean each portion of the outstanding Principal Balance of each Loan that is bearing interest at an applicable Adjusted LIBOR Rate.

(hh) “Liquidity” shall mean cash, cash equivalents, and unrestricted marketable securities (including any availability to borrow funds pursuant to that certain Loan Agreement dated September 10, 2007 by and among NNN Healthcare/Office REIT Holdings, L.P., a Delaware limited partnership, LaSalle Bank National Association, and the financial institutions a party thereto).

(ii) “Loan” or “Loans” shall mean the acquisition loan from Bank to Borrower in an amount not to exceed $58,000,000.00 in the aggregate which is to be disbursed pursuant to this Loan Agreement and which loan shall otherwise be governed by the provisions hereof.

(jj) “Loan Opening” shall mean the date on which the initial disbursement of the proceeds of the Loan are disbursed by Banks.

(kk) “Maturity Date” shall mean June 26, 2011, subject to extension as provided in Section 2(i) hereof.

(ll) “Medical Office Properties” shall mean each office building of which not less than eighty percent (80%) of rentable square feet is leased for medical office use or an equivalent medical use, but specifically excluding any Permitted Investment.

(mm) “Multiemployer Plan” shall mean, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

(nn) “Net Sales Proceeds” shall mean the gross sales proceeds from the sale of any Individual Property, less (i) customary proration credits, (ii) brokers’ commission, and (iii) usual and customary title and closing costs; provided, however, that the total of items (i) through (iii) above shall not exceed six percent (6%) of the gross sales price for such Individual Property.

(oo) “Office Properties” shall mean each office building other than a Medical Office Property.

(pp) “PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor agency

(qq) “Permitted Investments” shall mean each building whose use is classified as an assisted living facility, skilled nursing facility, independent living facility, long term acute care hospital or surgical center, as determined by Agent in its reasonable discretion.

(rr) “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any governmental or political subdivision or agency, department, or instrumentality thereof.

(ss) “Plan” shall mean, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minium funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

(tt) “Prime Rate” shall mean an annual rate of interest equal to the prime rate as announced from time to time by Agent or its parent (which is not necessarily the lowest rate charged to any customer), adjusted and changing immediately when and as said prime rate changes.

(uu) “Property” shall mean the Buildings and the Real Estate.

(vv) “Real Estate” shall mean the property legally described on Exhibit A attached hereto.

(ww) “Regulatory Change” means, with respect to any Bank, any change in Applicable Law effective after the Agreement Date (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Bank, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Bank with any request or directive regarding capital adequacy.

(xx) “Release Price” shall mean, as to each Individual Property, the greater of (i) one hundred ten percent (110%) of the amount of the Loans allocated by Agent to such Individual Property, as set forth on Exhibit F attached hereto, and (ii) ninety percent (90%) of the Net Sales Proceeds from the sale of such Individual Property.

(yy) “Required Banks” means, as of any date, Banks whose aggregate Commitment Percentage equals or exceeds 66-2/3% (excluding Defaulting Banks who, accordingly, are not entitled to vote), or if the Commitments (or any part thereof) are no longer in effect, Banks holding at least 66-2/3% of the aggregate outstanding principal amount of the Loans (excluding Defaulting Banks who, accordingly, are not entitled to vote); provided that if there shall only be two Banks, then the Required Banks shall mean both of the Banks (excluding Defaulting Banks who, accordingly, are not entitled to vote).

(zz) “REIT” shall mail a Person qualifying for treatment as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

(aaa) “Subsidiary” shall mean any corporation, partnership or other entity of which at least a majority of the Equity Interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, or one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

(bbb) “Total Asset Value” shall mean the sum of (a) the Acquisition Costs of all Properties owned by Borrower and its Subsidiaries, plus (b) all unencumbered cash and Cash Equivalent Investments the use of which is unrestricted.

(ccc) “Total Liabilities” shall mean, on any date of determination, the total Indebtedness of the Guarantor and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP

(ddd) “Type” shall mean with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

2. Agreement to Lend and Borrow.

(a) Generally. Subject to the terms and conditions hereof, each Bank severally and not jointly agrees to make Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Bank’s Commitment.

(b) Note. The Loans made by each Bank shall be evidenced by a Syndicated Promissory Note of Borrower (each, a “Note” and collectively, the “Notes”), substantially in the form of Exhibit C hereto, with appropriate insertions therein as to payee, date and principal amount, and payable to the order of such Bank. Agent shall determine the interest rate pursuant to Seciton 3(b) below, provided, however, the date, amount and type of each advance and payment or prepayment of principal with respect thereto, each Continuation thereof, each Conversion of all or a portion thereof to another Type and, in the case of LIBOR Rate Loans, the length of each Interest Period with respect thereto, shall be recorded by each Bank on its books and (prior to any transfer of its Note or, at the discretion of each Bank, at any other time) endorsed by each Bank, on the schedules annexed to and constituting a part of its Note. Each such recordation, to the extent consistent with the determination of Agent pursuant to Section 3(b) below, shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error. The Note of each Bank shall (i) be dated the date hereof or, if a Bank’s interest is hereafter assigned, the effective date of such assignment, (ii) be stated to mature on the Maturity Date, and (iii) provide for the payment of principal and interest in accordance with the terms of this Loan Agreement.

(c) Mortgage. The Notes are secured, inter alia, by that certain Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents (“Mortgage”) dated of even date herewith executed and delivered by Borrower for the benefit of Agent.

(d) Guaranty and Indemnity.

(i) The Loans shall be partially guaranteed by Guarantor pursuant to the terms of a certain Guaranty of Payment dated as of even date herewith from Guarantor to Agent (the “Guaranty”); and

(ii) Borrower and Guarantor shall execute and deliver to Agent an Environmental Indemnity Agreement (“Indemnity”) pursuant to which Borrower and Guarantor shall indemnify the Agent for certain environmental matters concerning the Property, as more particularly described therein.

(e) Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

(f) Default Rate. Upon the occurrence of an Event of Default under this Loan Agreement or any of the other Loan Documents, and after the Maturity Date or following the acceleration of the maturity of the Loan, Agent, at its option, may do one or both of the following: (a) increase the rate of interest to the Default Rate until paid in full, and (b) add any unpaid accrued interest to principal and such sum shall bear interest therefrom until paid in full at the Default Rate. Neither the Interest Rate nor the Default Rate shall exceed the maximum rate permitted by Applicable Law under any circumstance.

(g) Late Charge. If any payment under this Loan Agreement or any other Loan Document is not made within five (5) days after such payment is due, then, in addition to the payment of the amount so due, Borrower shall pay to Agent a “late charge” equal to four percent (4.0%) of the amount of that payment. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Agent. The Borrower agrees that the damages to be sustained by the Bank for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of four cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

(h) Fees. Banks have fully earned a non-refundable commitment fee in the amount set forth in a separate fee letter of even date herewith between Agent and Borrower.

(i) Extension of Maturity Date. Provided that no Event of Default shall have occurred and be continuing (which has not been waived in writing by Agent), the Borrower shall have two (2) options to extend the Maturity Date for twelve (12) months each to June 26, 2012 and June 26, 2013, respectively, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of such extension of the Maturity Date:

(i) Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to Agent not earlier than the date which is not more than ninety (90) days prior to the Maturity Date and not later than the date which is forty-five (45) days prior to the Maturity Date;

(ii) Payment of the Extension Fee. Borrower shall pay to Agent an extension fee in an amount equal to 0.25% of the outstanding principal balance of the Loan;

(iii) No Default. On the date the Extension Request is submitted and on the Maturity Date, there shall exist no Event of Default (which has not been waived in writing by Agent); and

(iv) DSCR. The Buildings comprising the Property have achieved and are maintaining a Debt Service Coverage Ratio of not less than 1.30 to 1.0.

3. Interest/Additional Costs.

(a) Interest Rate. The Borrower promises to pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of the making of such Loan to (but excluding) the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as a Loan is a Base Rate Loan, at the Adjusted Base Rate (as in effect from time to time); and

(ii) during such periods as a Loan is a LIBOR Rate Loan, at the Adjusted LIBOR Rate for such Loan for the Interest Period therefor.

(b) Payment of Interest. Accrued interest on each Loan shall be payable in arrears (i) in the case of a Base Rate Loan, on the first day of each calendar month, and (ii) in the-case of any Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Banks to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Banks and the Borrower for all purposes, absent manifest error.

(c) Number of Interest Periods. There may be no more than five (5) different Interest Periods for LIBOR Rate Loans that are outstanding at the same time.

(d) Repayment of Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Maturity Date.

(e) Prepayments. Subject to Section 3(i), the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent at least five (5) Business Day’s prior written notice of the prepayment of any Loan. Prepayments shall be accompanied by the payment of all accrued interest on the amount so prepaid and, in the case of prepayments of each LIBOR Rate Loan, by the amounts set forth in Section 3(i).

(f) Continuation. So long as no Event of Default shall have occurred (which has not been waived in writing by Agent), the Borrower may on any Business Day, with respect to any Loan that is a LIBOR Rate Loan, elect to maintain such LIBOR Rate Loan or any portion thereof as a LIBOR Rate Loan by selecting a new Interest Period for such LIBOR Rate Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower’s giving to the Agent a notice of Continuation not later than 11:00 a.m. on the third (3rd) Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, specifying (a) the proposed date of such Continuation, (b) the LIBOR Rate Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a notice of Continuation, the Agent shall notify each applicable Bank by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any such LIBOR Rate Loan in accordance with this Section, or shall fail to give a timely notice of Continuation with respect to a Base Rate Loan, or if an Event of Default shall have occurred and be continuing, such Loan will automatically, on the last day of the current Interest Period therefor, convert into (or, with respect to a Base Rate Loan, continue as) a Base Rate Loan notwithstanding the Borrower’s failure to comply with any of the terms of such Section.

(g) Conversion. So long as no Event of Default shall have occurred (which has not been waived in writing by Agent), the Borrower may on any Business Day, upon the Borrower’s giving of a notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a Loan that is a LIBOR Rate Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loan and, upon Conversion of a Base Rate Loan into a LIBOR Rate Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third (3rd) Business Day prior to the date of any proposed Conversion into LIBOR Rate Loans. Promptly after receipt of a notice of Conversion, the Agent shall notify each applicable Bank by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into, and (e) if such Conversion is into a LIBOR Rate Loan, the requested duration of the Interest Period of such Loan. Each notice of Conversion shall be irrevocable by and binding on the Borrower once given.

(h) Advances by Agent. Unless the Agent shall have been notified by any Bank prior to the specified date of borrowing that such Bank does not intend to make available to the Agent the Loan to be made by such Bank on such date, the Agent may assume that such Bank will make the proceeds of such Loan available to the Agent on the date of the requested borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Bank and such Bank shall be liable to Agent for the amount of such advance. If such Bank does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower, at the applicable rate for such Loan, or (ii) from a Bank, at the Federal Funds Rate.

(i) Yield Protection/Additional Costs.

(i) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Bank from time to time such amounts as such Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank that it reasonably determines are attributable to its making or maintaining of any LIBOR Rate Loans or its obligation to make any LIBOR Rate Loans hereunder, any reduction in any amount receivable by such Bank under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Bank of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes which are excluded from the definition of Taxes pursuant to the first sentence of Section 4(j)(i)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted LIBOR Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank, or any commitment of such Bank (including, without limitation, the Commitments of such Bank hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Bank to a level below that which such Bank could have achieved but for such Regulatory Change (taking into consideration such Bank’s policies with respect to capital adequacy).

(ii) Notification and Determination of Additional Costs. Each of the Agent and each Bank agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Bank to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Bank to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section, the Agent or a Bank, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than six (6) months prior to the date that the Agent or such Bank, as applicable, first notifies the Borrower in writing thereof. The Agent and/or such Bank agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Bank for compensation under this Section. Absent manifest error, determinations by the Agent or any Bank of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

(iii) Suspension of LIBOR Rate Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted LIBOR Rate for any Interest Period:

(A) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period, or

(B) the Agent reasonably determines (which determination shall be conclusive) that the Adjusted LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to the Banks of making or maintaining LIBOR Rate Loans for such Interest Period;

then the Agent shall give the Borrower and each Bank prompt notice thereof and, so long as such condition remains in effect, the Banks shall be under no obligation to, and shall not, make additional LIBOR Rate Loans, Continue LIBOR Rate Loans or Convert Loans into LIBOR Rate Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Rate Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

(iv) Illegality. Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Bank to honor its obligation to make or maintain LIBOR Rate Loans hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the Agent) and such Bank’s obligation to make or Continue, or to Convert Loans of any, other Type into, LIBOR Rate Loans shall be suspended until such time as such Bank may again make and maintain LIBOR Rate Loans (in which case the provisions of Section 3(i)(iv) shall be applicable).

(v) Compensation. The Borrower shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense that such Bank determines is attributable to:

(A) any payment or prepayment (whether mandatory or optional) of a LIBOR Rate Loan, or Conversion of a LIBOR Rate Loan, made by such Bank for any reason (including, without limitation, acceleration) on a date; other than the last day of the Interest Period for such Loan; or

(B) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5 to be satisfied) to borrow a LIBOR Rate Loan from such Bank on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Rate Loan or Continue a LIBOR Rate Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Bank requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Each Bank may use any reasonable averaging and attribution methods generally applied by such Bank and may include, without limitation, administrative costs as a component of such loss, cost or expense. Absent manifest error, determinations by any Bank in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

(vi) Affected Banks. If (a) a Bank requests compensation pursuant to Section 3(j) or 3(i)(vii), and the Required Banks are not also doing the same, or (b) the obligation of any Bank to make LIBOR Rate Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended pursuant to Section 3(i)(iii) or 3(i)(iv), but the obligation of the Required Banks shall not have been suspended under such Sections, then, so long as there does not then exist any default or Event of Default, the Borrower, within thirty (30) days of such request for compensation or suspension, as applicable, may either (i) demand that each Bank (the “Affected Bank”), and upon such demand the Affected Bank shall promptly assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12(l) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Bank plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Bank, or (ii) pay to the Affected Bank the aggregate principal balance of Loans then owing to the Affected Bank plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Bank, whereupon the Affected Bank shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Bank shall reasonably cooperate in effectuating the replacement of such Affected Bank under this Section, but at no time shall the Agent, such Affected Bank nor any other Bank be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Bank or any of the other Banks. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Bank compensation owing to such Affected Bank pursuant to 3(j) or 3(i)(vii) or 3(i)(iv).

(vii) Treatment of Affected Loans. If the obligation of any Bank to make LIBOR Rate Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended pursuant to the terms hereof, then such Bank’s LIBOR Rate Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Rate Loans (or, in the case of a Conversion required by the terms hereof, on such earlier date as such Bank may specify to the Borrower with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Sections 3(i)(vii) or 3(i)(iv) that gave rise to such Conversion no longer exist:

(A) to the extent that such Bank’s LIBOR Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Bank’s LIBOR Rate Loans shall be applied instead to its Base Rate Loans; and

(B) all Loans that would otherwise be made or Continued by such Bank as LIBOR Rate Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Bank that would otherwise be Converted into LIBOR Rate Loans shall remain as Base Rate Loans.

If such Bank gives notice to the Borrower (with a copy to the Agent) that the circumstances which gave rise to the Conversion of such Bank’s LIBOR Rate Loans pursuant to this Section no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Rate Loans made by other Banks are outstanding, then such Bank’s Loans that are Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding LIBOR Rate Loans and by such Bank are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(viii) Change of Lending Office. Each Bank agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3(i) to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Bank as determined by such Bank in its sole discretion, except that such Bank shall have no obligation to designate a Lending Office located in the United States of America.

(ix) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Bank under this Section 3 shall be made as though such Bank had actually funded LIBOR Rate Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Rate Loans in an amount equal to the amount of the LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Bank may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Section 3.

4. Payment, Fees and other General Provisions.

(a) Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Sections 4(b) and 4(c), the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of Borrower with the Agent. The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Bank under this Agreement or any Note shall be paid to such Bank at the applicable Lending Office of such Bank no later than one (1) Business Day after receipt. If the Agent fails to pay such amount to a Bank as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such persons or entities as shall be determined by such court.

(b) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each borrowing from the Banks under Section 2(a) shall be made from the Banks, each payment of the fees under Section 2(h) shall be made for the account of the Banks, pro rata according to the amounts of their respective Commitments; (ii) each payment or prepayment of principal of Loans by the Borrower shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Banks pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Banks pro rata in accordance with their respective Commitments; (iii) each payment of interest on Loans by the Borrower shall be made for the account of the Banks pro rata in accordance with the amount of interest on such Loans then due and payable to the respective Banks; (iv) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 3(i)(vii)) shall be made pro rata among the Banks according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Bank’s portion of each Loan of such Type shall be coterminous; and (v) the Banks’ participation in, and payment obligations in respect of, Loans shall be in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Loans shall be for the account of the Bank only.

(c) Sharing of Payments, Etc. If a Bank shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other obligation owing by the Borrower through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Bank or other payments made by the Borrower to a Bank not in accordance with the terms of this Agreement and such payment should be distributed to some or all of the Banks pro rata in accordance with Section 4(b), such Bank shall promptly purchase from the other applicable Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by such other Banks or other obligations owed to such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Banks shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with Section 4(b). To such end, all the applicable Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans or other obligations owed to such other Banks may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

(d) Several Obligations. No Bank shall be responsible for the failure of any other Bank to make a Loan or to perform any other obligation to be made or performed by such other Bank hereunder, and the failure of any Bank to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Bank to make any Loan or to perform any other obligation to be made or performed by such other Bank.

(e) Borrowings and Conversions. Each borrowing and each Conversion of a LIBOR Rate Loan shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(f) Computations. Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

(g) Usury. In no event shall the amount of interest due or payable on the Loans or other obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Bank in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Banks not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

(h) Agreement Regarding Interest and Charges. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 3. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up-front fees, commitment fees, facility fees, unused fee, exit fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Bank to third parties or for damages incurred by the Agent or any Bank, or any other similar amounts are charges made to compensate the Agent or any such Bank for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Banks in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Any use by Borrower of certificates of deposit issued by any Bank or other accounts maintained with any Bank has been and shall be voluntary on the part of Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

(i) Defaulting Banks.

(i) Generally. If for any reason any Bank (a “Defaulting Bank”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Bank’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to, or to direct any action or inaction of the Agent or to be taken into account in the calculation of all of the Banks or the Required Banks, shall be suspended during the pendency of such failure or refusal. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder, in addition to the other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document, and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Bank’s Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under Section 4(i)(ii) or paid to such Defaulting Bank upon the Defaulting Bank’s curing of its default.

(ii) Purchase or Cancellation of Defaulting Bank’s Commitment. Any Bank who is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitment. Any Bank desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than fifteen (15) Business Days after such Defaulting Bank became a Defaulting Bank. If more than one Bank exercises such right, each such Bank shall have the right to acquire an amount of such Defaulting Bank’s Commitment in proportion to the Commitments of the other Banks exercising such right. If after such fifteenth (15th) Business Day, the Banks have not elected to purchase all of the Commitment of such Defaulting Bank, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Bank and the other Banks, either (i) demand that such Defaulting Bank assign its Commitment to an Eligible Assignee approved by Agent (such approval not to be unreasonably withheld or delayed) subject to and in accordance with the provisions of Section 12(l) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Bank, whereupon such Defaulting Bank shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except as expressly provided in this Section 4(i)(ii)). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Bank’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12(l), shall pay to the Agent an assignment fee in the amount of $3,500. The purchase price for the Commitment of a Defaulting Bank shall be equal to the amount of the outstanding principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Bank. Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent. The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

(j) Taxes.

(i) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, and (ii) any taxes imposed on or measured by any Bank’s assets, net income, receipts or branch profits (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(A) pay directly to the relevant governmental authority the full amount required to be so withheld or deducted;

(B) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such governmental authority; and

(C) pay to the Agent for its account or the account of the applicable Bank, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Bank will equal the full amount that the Agent or such Bank would have received had no such withholding or deduction been required.

(ii) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate governmental authority or fails to remit to the Agent, for its account or the account of the respective Bank, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Banks for any incremental Taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Borrower.

(iii) Tax Forms. Prior to the date that any Bank or Participant (as defined in Section 12(l) hereof) organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent (but only so long as such Bank or Participant is or remains lawfully able to do so) such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, properly completed, currently effective and duly executed by such Bank or Participant indicating whether payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax or (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Bank or Participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Bank is otherwise wholly exempt; provided that nothing herein (including, without limitation, the failure or inability to provide any of such certificates, documents or other evidence) shall relieve the Borrower of its obligations under this Section 4(j)(iii). In addition, any such Bank or Participant shall deliver to the Borrower and the Agent (but only so long as such Bank or Participant is or remains lawfully able to do so) further copies of any such certificate, document or other evidence on or before the date that any such certificate, document or other evidence expires or becomes obsolete. In the event that the situation of such Bank or Participant changes so that payments to such Bank or Participant become subject to withholding or deduction for or on the account of any present or future taxes, levies, impost, duties or other charges of whatsoever nature imposed by any relevant governmental authority, other than any tax on or measured by the overall net income of such Bank or Participant pursuant to the income tax laws of the United States or the jurisdiction or jurisdictions where such Bank’s or Participant’s principal office or lending office is located, then Agent shall (a) make such deductions, (b) pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (c) distribute to such Bank or Participant the remaining amounts due it, which will be equal to the original payment amount minus the amount deducted and forwarded to the relevant authorities per clauses (a) and (b) above. Under no circumstances shall Borrower be required to pay any such withholding taxes (to the extent in addition to interest due hereunder and under the Note) nor shall such payments be subjected to any gross up or similar treatment as the result thereof or on account of any increase in any withholding taxes, such Bank or Participant agreeing that any such withholding taxes shall be deducted from the ordinary course monthly payments of interest and principal (if applicable) due hereunder and under the Note.

5. Conditions Relating to Loan Advance. Banks’ obligation to make the Loans shall be subject to the satisfaction of the following conditions:

(a) Delivery to Agent of the executed Notes, Mortgage, Guaranty and all other documents, instruments and other items set forth in the schedule attached as Exhibit “B” hereto, each of which shall be in form and substance acceptable to Agent (collectively the “Loan Documents”);

(b) Delivery to Agent of the following additional items:

(i) An ALTA Loan Policy-2006 issued on the date of the loan opening by a title insurance company satisfactory to Agent (the “Title Insurance Company”) in the full amount of the Loans, insuring the Mortgage to be a valid first, prior and paramount lien upon the Property subject only to title exceptions (the “Permitted Exceptions”) acceptable to Agent (the “Title Insurance Policy”). The Title Insurance Policy must specifically insure Agent for claims and questions related to claims for mechanics’ or materialmen’s liens and contain the following endorsements: Modified ALTA Broad Form 3.1-06 Zoning Endorsement, including coverage for parking and for loading docks and bays and deleting the marketability limitation, Modified Comprehensive Endorsement (Endorsement 9.3-06); Access Endorsement (ALTA Endorsement 17-06); Survey Endorsement; Tax Parcel Endorsement (ALTA Endorsement 18-06 or 18.1-06 as applicable); Creditors’ rights endorsement (ALTA Endorsement 21-06); Contiguity Endorsement, if applicable (ALTA Endorsement 19-06); Utility Facilities Endorsement; Usury Endorsement; and Variable Rate Endorsement.

(ii) A current ALTA/ACSM plat of survey of the Property and all improvements therein made by a surveyor acceptable to Agent certified to Agent containing items 1, 2, 3, 4, 6, 7(a) and (b), 8, 9, 10, 11(a), and 13 of Table A, including evidence that the Property is not located in a flood plain, and otherwise in form and content satisfactory to Agent;

(iii) A written report (the “Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Agent in its sole and absolute discretion. The Environmental Report shall be subject to the Agent’s approval in its sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, the Agent may require, in its sole and absolute discretion, a written report based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions. Any additional environmental report prepared pursuant to this requirement shall be subject to the Agent’s approval, in its sole and absolute discretion;

(iv) An appraisal (the “Appraisal”) satisfactory and addressed to Agent prepared by a certified or licensed appraiser who is approved by Agent. The Appraisal must show an aggregate appraised value of the Property such that the ratio of the Loans to the “as is” appraised value of the Property shall be no more than sixty-five percent (65%).

(v) Certified copies of the certificate of formation for Borrower, a certificate of good standing for Borrower issued by the Secretary of State of Delaware, a certificate of authority to transact business in Indiana for Borrower, a copy of Borrower’s limited liability company agreement;

(vi) Certified copies of the certificate of formation for Guarantor, a certificate of good standing for Guarantor issued by the Secretary of State of Delaware, a copy of Guarantor’s limited liability company agreement, certified copies of resolutions of Guarantor authorizing the execution of any guaranty and environmental indemnity, all in form and content satisfactory to Agent;

(vii) A certified rent roll for the Property;

(viii) Copies of all leases and rental agreements (collectively, the “Leases”) for the Property;

(ix) A certified copy of that certain Property Management Agreement between Borrower and Triple Net Properties Realty, Inc. (the “Property Manager”), together with a subordination agreement from the manager;

(x) An opinion of Borrower’s and Guarantor’s counsel in Illinois and Indiana, each in form and substance satisfactory to Agent;

(xi) UCC, tax lien, pending suit, judgment and bankruptcy searches for Borrower and Guarantor; provided that searches shall not be required for any entity which is formed within thirty (30) days prior to the closing of the Loans;

(xii) An ISDA Master Agreement and schedules thereto executed by Borrower and Agent with respect to a hedge of the Loans, if Borrower elects to enter into an interest rate protection device at the closing of the Loans;

(xiii) Subordination, Non-Disturbance and Attornment Agreements from the tenants under the Leases;

(xiv) Tenant estoppel certificates satisfactory to Agent from the tenants under the Leases;

(xv) Copies of fully executed leases between Borrower and Clarian Health Partners (totaling approximately 280,000 square feet);

(xvi) A property condition report;

(xvii) All other documents and instruments reasonably required by Agent.

6. Representations and Warranties. In order to induce Banks to execute this Loan Agreement and to make the Loan, Borrower represents, warrants and covenants as follows:

(a) Title. At the loan opening and at all times thereafter until the Loans are paid in full, Borrower will have good and marketable title to the Property, subject only to the Permitted Exceptions;

(b) Authority. Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in the State of Indiana. Borrower has full power and authority to conduct its business as presently conducted, to enter into this Loan Agreement and to perform all of its duties and obligations under this Loan Agreement and under the Loan Documents; such execution and performance has been duly authorized by all necessary legal requirements. Neither Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower or Guarantor;

(c) Binding Obligations. This Loan Agreement, the Notes, the Mortgage, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrower and Guarantor in connection with this Loans, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); no basis presently exists for any claim against Banks under this Loan Agreement, under the other Loan Documents or with respect to the Loans; enforcement of this Loan Agreement and the other Loan Documents is subject to no defenses of any kind;

(d) No Conflicts. The execution, delivery and performance of this Loan Agreement, the Notes, the Mortgage, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrower and Guarantor pursuant to this Loan Agreement or in connection with the Loans and the occupancy and use of the project will not: (i) violate any legal requirements, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower or Guarantor are a party or by which any of them may be bound. Neither Borrower nor Guarantor is in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by Borrower or Guarantor of their obligations pursuant to and as contemplated by the terms and provisions of this Loan Agreement and/or the other Loan Documents;

(e) Litigation. No litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which could (i) adversely affect the validity or priority of the liens and security interests granted Banks under the Loan Documents; (ii) materially adversely affect the ability of Borrower or Guarantor to perform their obligations under the Loan Documents; and (iii) constitute an Event of Default under any of the Loan Documents or an event which, with the giving of notice, passage of time, or both, would constitute such an Event of Default;

(f) Financial Statements. All financial statements submitted from time to time to Agent relating to the Borrower and the Guarantor are true and correct in all material respects, fairly present the financial condition of the Person to which they pertain and the other information therein described and do not contain any untrue statement of a material fact or omit to state a fact material to the financial statements submitted or this Loan Agreement. No adverse change has occurred in the financial condition of Borrower or Guarantor since the dates of such financial statements;

(g) Compliance with Laws. The use, occupancy and operation of the Property does not and will not, violate any laws, statutes, ordinances, rules, orders or regulations of any kind whatsoever (including without limitation, those relating to environmental protection, water use, zoning, building, fire, health or safety), any contractual arrangements with third parties or any covenants, conditions, easements, rights of way or restrictions of record, the violation of which would have a material adverse effect on Borrower or the Property and neither Borrower nor any agent thereof has received any notice, written or otherwise, alleging a violation of any of the foregoing laws, statutes, ordinances, rules, orders or regulations of any kind whatsoever (including without limitation, those relating to environmental protection, water use, zoning, building, fire, health or safety), contractual arrangements with third parties or any covenants, conditions, easements, rights of way or restrictions of record. The Property is in full compliance with all zoning requirements, including without limitation, those relating to setbacks, height, floor area ratio, percentage of land coverage and parking, the violation of which would have a material adverse effect on the Property or the Borrower. The condition and use of the Property does not constitute a non-conforming or special use. No right to any off-site facilities is necessary to insure compliance with all environmental protection, public highway, water use, zoning, building, fire, health, safety or similar statutes, laws, ordinances, codes, rules, regulations, orders and decrees;

(h) Permits. All zoning, safety, health, fire, water district, sewerage and environmental protection agency permits and other licenses and permits which are required by any governmental authority for the use, occupancy and operation of the Property have been obtained by or furnished to Borrower and will be maintained in full force and effect by Borrower as required by any governmental authority;

(i) Taxes. Except for the current, nondelinquent taxes, there are no taxes, assessments or liens pending or threatened against the Property for any present or past due taxes or for paving, sidewalk, curbing, sewer or any other street improvements of any kind;

(j) Plan Assets. None of the assets of the Borrower or Guarantor or their respective Subsidiaries constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code;

(k) ERISA Group. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a material adverse effect on such member’s financial condition. As of the agreement date hereof, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liablity to the PBGC for premiums under Section 4007 of ERISA;

(l) Investment Company. None of the Borrower or Guarantor or any of their respective Subsidiaries, is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other applicable law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party except for certain state “blue sky” laws which may prohibit Guarantor from borrowing in excess of 300% of its “Net Assets” unless approved by a majority of the independent directors of Parent and disclosed in the next quarterly report of the Parent along with a justification for the excess;

(m) Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and Guarantor. The direct and indirect benefits to inure to the Borrower and Guarantor pursuant to this Agreement and the other Loan Documents constitute “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and Guarantor pursuant to this Agreement and the other Loan Documents, and but for the willingness of Guarantor to guaranty the Borrower’s obligations under the Loan Documents, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and Guarantor to have available financing to conduct and expand their business. The Borrower and Guarantor each receives a benefit from the availability of credit under this Agreement to the Borrower; and

(n) Homestead. No portion of the Property is or will be used as the residential homestead of Borrower or any affiliate of Borrower.

The foregoing representations, warranties and covenants will be true and correct on the date of the disbursement of the Loans. All representations, warranties, acknowledgements, covenants and agreements made in this Loan Agreement or in any certificate or other document delivered to the Agent by Borrower and Guarantor pursuant to or in connection with this Loan Agreement shall be deemed to have been relied upon by Banks, notwithstanding any investigation heretofore or hereafter made by Agent or on its behalf (and Borrower hereby acknowledges such reliance by Banks in making the Loans) and shall survive the making of the Loans contemplated hereby and shall continue in full force and effect as long as there remains unperformed any obligations to Banks hereunder or under the Notes.

7. Covenants.

(a) Distributions. Borrower shall not make any distributions to its members unless: (i) all of the Financial Covenants (as defined below) are satisfied, (ii) no Event of Default (as hereinafter defined) has occurred and is continuing at the time of such distribution, and (iii) no Event of Default has occurred within the last two (2) calendar quarters prior to such distribution.

(b) Financial Covenants. Borrower and Guarantor shall comply with the following covenants (the “Financial Covenants”):

(i) Minimum Liquidity. Guarantor shall at all times maintain a minimum Liquidity of $5,000,000.00 during any calendar quarter commencing June 30, 2008.

(ii) Minimum Net Worth. Guarantor shall at all times maintain a minimum net worth (as calculated in accordance with generally accepted accounting principles) of not less than $200,000,000.00.

(iii) Maximum Leverage. Guarantor shall not permit Guarantor’s Leverage Ratio to be greater than .75 to 1.0 at any time throughout the term of the Loans.

(iv) Debt Service Coverage Ratio. Following the Loan Opening, Borrower shall not permit the ratio of Operating Cash Flow (as defined below) to Debt Service (as defined below), to be less than the ratios shown below (the “Debt Service Coverage Ratio”), tested at the end of each calendar quarter (each, a “Quarter”) during the term of the Loans:

Debt Service Coverage Ratio
September 30, 2008 – June 30, 2009 September 30, 2009 – Maturity Date	1.25 to 1.00 1.30 to 1.00

(A) As used herein, “Operating Cash Flow” during any Quarter shall mean all rental income (including minimum rent, additional rent, escalation and pass through payments and parking income, if any) actually received in such Quarter arising from the ownership and operation of the Property (excluding tenant security deposits and rent paid in advance during such Quarter by any tenant for more than three months of rental obligations) less the sum of all costs, taxes, expenses and disbursements of every kind, nature or description actually paid or due and payable during such Quarter in connection with the leasing (excluding tenant improvements and leasing commissions), management, operation, maintenance and repair of the Property and of the personal property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith, including a reserve in the amount of $0.20 per square foot of the Property per annum and a management fee equal to the greater of (i) the actual management fee being charged or (ii) three percent (3%) of gross revenues from the Property, but excluding (i) non-cash expenses, such as depreciation and amortization costs, (ii) state and federal income taxes, (iii) the non-current portion of capital expenditures determined in accordance with generally accepted accounting principles, (iv) debt service payable on the Loans, and (v) principal and interest payments on other loans expressly permitted by the Agent. In determining Operating Cash Flow, (a) extraordinary items of income, such as those resulting from casualty or condemnation (other than business interruption insurance) or lease termination payments of tenants, shall be excluded from income and (b) real estate taxes and insurance premiums shall be treated as expenses to the extent of an annualized amount based upon the amount of the most recent bill for real estate taxes and insurance premiums (regardless of whether the same shall have been paid or have become due and payable during such Quarter) multiplied by one-quarter (0.25).

(B) As used herein, “Debt Service” for any Quarter shall mean the debt service that would be due and payable during such Quarter calculated on the basis of the outstanding principal balance of the Loans (plus any unfunded, committed amount) amortized over thirty (30) years at an annual rate of interest equal to the greatest of (i) seven and one-quarter percent (7.25%), (ii) three percent (3.00%) plus the yield to maturity percentage (the “Current Yield”) for the actively traded United States Treasury bond, bill or note (the “Treasury Security”) closest in maturity to the tenth anniversary of the date of calculation (the “Calculation Date”) as published in The Wall Street Journal on the fifth Business Day preceding the Calculation Date, and (iii) the actual rate of interest being charged on the Loans as of the Calculation Date. If publication of (A) The Wall Street Journal, or (B) the Current Yield of the United States Treasury Security in The Wall Street Journal is discontinued, the Agent, in its sole discretion, shall designate another daily financial or governmental publication of national circulation to be used to determine the Current Yield.

(C) Operating Cash Flow and Debt Service shall be calculated by the Agent based on the financial information provided to the Agent by the Guarantor and independently verified by the Agent and the calculations so verified shall be final and binding upon the Borrower.

(v) Loan to Value Ratio. At no time during the term of the Loans shall the ratio of the amount of the Loans to the “as is” value of the Property (the “LTV”) exceed sixty-five percent (65%). Agent, at Borrower’s cost but not more than one time per year, shall have the right to obtain an updated appraisal of the Property in the event that the Financial Covenants set forth in this Section 21 have not been satisfied.

(c) Resizing of Loan. In the event that the Property fails to satisfy the covenants set forth in Section 7(b)(iv) or Section 7(b)(v), an Event of Default shall be deemed to have occurred unless, within ten (10) days of receipt of notice of such failure, Borrower either (a) makes a prepayment of the outstanding principal balance of the Loans in an amount sufficient to result in compliance with such covenants (the “Resizing Amount”), in which event the amount of the Loans and the Commitment Amounts shall automatically be reduced by the amount of the Resizing Amount, (b) deposits cash in the Resizing Amount (the “Deposit”) into an account to be held and maintained by Agent and pledged to Agent (which Borrower hereby agrees shall serve as additional collateral for the Loans) or (c) furnishes Agent with an irrevocable letter of credit in form and substance acceptable to Agent in the face amount of the Resizing Amount and providing for drawing upon presentation of a sight draft, issued by a bank satisfactory to Agent and containing an “evergreen” provision (the “Letter of Credit”) as collateral for the Loans. At such time as the Property complies with the covenants contained in Section 7(b)(iv) and Section 7(b)(v), the Deposit or Letter of Credit shall be returned to Borrower.

(d) REIT Status. At all times throughout the term of the Loan, Guarantor will qualify as a REIT, will elect to be treated as a REIT and will be in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow Guarantor to maintain its status as a REIT.

(e) Insurance. Borrower will, at its expense, maintain the insurance set forth in Exhibit “B” attached to the Mortgage with good and responsible insurance companies satisfactory to Agent.

(f) Financial Statements. So long as any portion of the Loans remains unpaid, Guarantor or Property Manager shall promptly supply Agent with such information concerning the Property as Agent may reasonably request from time to time hereafter; promptly notify Agent of any condition or event which constitutes a breach or Event of Default of any term, condition, warranty, representation or provision of this Loan Agreement or any of the Loan Documents; maintain a standard and modern system of accounting in accordance with generally accepted accounting principles or cash/tax method of accounting; and furnish or cause to be furnished to Agent the following financial statements and information:

(i) such information concerning the Property and Guarantor as Agent may reasonably request from time to time hereafter; which in the case of the Property shall include, without necessity of any request by Agent (i) as soon as available and in no event later than sixty (60) days after the close of each fiscal year, and each calendar quarter, financial statements of the Property showing the results of operations of the Property and consisting of a balance sheet and statement of income and expense, and certified by an officer of Guarantor; and (ii) as soon as available but in no event later than ninety (90) days of the end of each fiscal quarter and one hundred five (105) days of the end of each fiscal year, consolidated financial statements of Guarantor and its wholly owned subsidiaries which shall include a balance sheet, statement of cash flow and shareholders’ equity and which, as to quarterly financial statements, shall be certified as true and correct by a financial officer of Guarantor and as to annual financial statements, shall be audited by a certified public accounting firm reasonably satisfactory to Agent;

(ii) no later than sixty (60) days after the end of each calendar quarter, (i) compliance certificates containing a detailed calculation of the computations used in determining compliance with the Financial Covenants applicable to the Property and the Guarantor showing compliance with such covenants, certified as true and correct by an officer of Guarantor (each, a “Compliance Certificate”);

(iii) no later than sixty (60) days after the end of each calendar quarter, a certified rent roll and leasing report outlining the occupancy and leasing progress for the Property, as of the last day of such period in a form reasonable satisfactory to Agent;

(iv) at the request of Agent, on a quarterly basis updated twelve (12) month cash flow projections of the Property concerning such matters as Agent may require, prepared and certified by an officer of Guarantor; and

(v) Such other financial records and reports as Agent shall reasonably request.

Agent, its officers, employees and representatives shall have the right at any reasonable time to examine the books and records of Guarantor and at Agent’s expense copy and make extracts of Guarantor’s records. Such books and records shall be made available to Agent, its officers, employees, agents and representatives at all reasonable times after reasonable prior notice from Agent at the Guarantor’s offices or at such other location as Agent shall approve. Agent shall use reasonable efforts to minimize any interference with Guarantor’s business operations in conducting such examinations.

(g) Other Information. The Borrower shall deliver to the Agent:

(i) Securities Filings. Within five (5) Business Days of the filing thereof, written notice and a listing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, Guarantor or any of their respective Subsidiaries shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(ii) Shareholder Information. Upon Agent’s request, copies of all financial statements, reports and proxy statements mailed to the partners of Borrower and promptly upon the issuance thereof copies of all press releases issued by the Borrower or the Guarantor;

(iii) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a lien or the posting of a bond or other security, a certificate of the chief financial officer of Guarantor setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

The Borrower may deliver documents, materials and other information required to be delivered pursuant to this Agreement (collectively, “Information”) in an electronic format acceptable to the Agent by e-mailing any such Information to an e-mail address of the Agent as specified by the Agent to the Borrower from time to time. Any Information provided in such manner shall be deemed to have been delivered to the Agent and the Banks on the date on which the Agent posts such Information on the Borrower’s behalf (which the Agent agrees to do promptly upon receipt from the Borrower Agent) on an internet or intranet website to which each Bank and the Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Agent. In the event any documents delivered to Agent are to be signed by Borrower or Guarantor, originals of such documents shall promptly be delivered to Agent following electronic delivery. Notwithstanding anything in this Agreement to the contrary, the obligations of the Borrower to deliver (i) the financial statements shall be satisfied when the Guarantor files its Form 10-Q and 10-K, respectively, with the Securities and Exchange Commission, and notice of filing of such Form 10-Q and Form 10-K has been delivered to Agent, (ii) notice of any event or condition shall be satisfied when the Guarantor files a Form 8-K with the Securities and Exchange Commission regarding such event or condition, and (iii) the information required to be delivered under 7(g)(i) or 7(g)(ii) or any other required Information, shall be satisfied when such information is filed with the Securities and Exchange Commission.

(h) Master Leasing. In the event (i) Agent obtains possession or control of the Property (whether through foreclosure, a deed in lieu of foreclosure, or upon the occurrence of an Event of Default), (ii) Agent presents Clarian Health Partners, Inc. (“Clarian”) (or any successor or affiliate of Clarian) with an executed letter of intent or a proposed lease (an “LOI”) with respect to a lease for any space in an Individual Property (as defined in Section 10 hereof) in which Clarian has the right to approve or disapprove such proposed tenant or lease, and (iii) Clarian does not approve of such proposed tenant or lease, then Guarantor agrees to execute a master lease with Borrower under which Guarantor leases the space which would otherwise be leased to such tenant on the terms contained in the LOI pursuant to a master lease reasonably satisfactory to Agent.

8. Negative Covenant. Until the expiration or termination of the Commitments and thereafter until all obligations hereunder and under the other Loan Documents are paid in full, the Borrower agrees that, other than the indebtedness incurred in the ordinary course of business, it shall not incur any subordinate indebtedness.

9. Bank Accounts.

(a) Reserve and Operating Accounts. As a material inducement to Banks to make the Loans, Borrower covenants and agrees that all of the reserve and operating bank accounts for the Property shall be with Agent.

(b) Lockbox Account. Agent shall establish a lockbox at the offices of Agent (the “Lockbox”). Borrower hereby agrees that only Agent shall have access to the Lockbox. Concurrently with the execution of this Loan Agreement, Property Manager shall deliver to each tenant by certified mail, return receipt requested, a letter instructing each tenant to deliver all rents to the Lockbox or, if rents are to be wired, to the Borrower’s operating account for the Property, held and maintained by Lender (the “Operating Account”). Neither Borrower nor Property Manager shall collect any rents from or with respect to the Property in any other manner. If Borrower or Property Manager receive any rents, or any payment is received outside of the Lockbox arrangement from or with respect to the Property, Borrower shall immediately transmit such rents or payments to the Lockbox, properly endorsed. Borrower shall promptly, upon request of Agent, reimburse Agent for all costs incurred by Agent in establishing and maintaining the Lockbox. All funds received in the Lockbox shall be deposited into the Operating Account by Agent. Prior to the occurrence of an Event of Default, Borrower may use the funds in the Operating Account to pay any costs or expenses related to the Property (including distributions to Borrower, if allowed hereunder). Upon the occurrence and during the continuation of an Event of Default, Borrower’s rights to use the funds in the Operating Account shall terminate, and Agent shall have the right to use funds in the Operating Account, at Agent’s sole discretion, to prepay the outstanding principal balance of the Loans, to pay operating expenses of the Property, or for any other purpose that Agent elects. The Operating Account is hereby pledged by Borrower as additional collateral for the Loans and Borrower hereby grants Banks a security interest in the Operating Account and all proceeds thereof. For such purposes, this Loan Agreement is intended to be a security agreement under the Uniform Commercial Code of the State of Indiana.

10. Release of Collateral. Borrower shall have the right to sell, transfer and convey one or more of the Buildings constituting the Property (each, an “Individual Property” and collectively, the “Individual Properties”) so long as:

(a) A minimum of five (5) Individual Properties remain part of the collateral for the Loan;

(b) Borrower shall pay to Agent the Release Price upon the closing of such Individual Property;

(c) The aggregate amount of the Loans shall be decreased by the Release Price (pro rata with respect to each Bank’s Commitment Percentage), and the remaining disbursed proceeds of the Loan shall be allocated pro rata, based upon the original amount set forth in Exhibit F hereto for each Individual Property, among each remaining Individual Property, and upon request from Borrower, Exhibit F shall be replaced with a new schedule reflecting the reduced amount of the Loans allocated to each remaining Individual Property and upon such replacement, such replacement shall be deemed the then current and applicable Exhibit F for all purposes (until subsequently replaced as provided herein).

(d) No Event of Default has occurred at the time of such sale;

(e) Following the release of such Individual Property being sold, the Property shall continue to be in compliance with all applicable covenants set forth herein or in the other Loan Documents, and Borrower delivers to Agent a Compliance Certificate; and

(f) Borrower shall pay to Agent all reasonable costs, fees and expenses incurred by Agent in connection with such sale, and the release of the liens of the Loan Documents from the Individual Property being sold.

11. Substitution of Individual Properties. Borrower shall have the right to substitute a substitute property (the “Replacement Property”) for an Individual Property from time to time so long as such Replacement Property is acceptable to Agent and the Required Banks in their sole discretion. Each such Replacement Property shall be required to satisfy all of Agent’s underwriting criteria as of the time of substitution, and shall satisfy the economic, market, tenant and diversification criteria used by Agent in including the existing Buildings in the collateral pool for the Loans. In the event Agent and the Required Banks permit such substitution, Borrower, at Borrower’s cost and expense (including reasonable attorney’s fees), shall: (i) execute a modification to the Mortgage which will include the Replacement Property as part of the collateral for the Loans, and (ii) deliver to Agent the following items, all of which must be acceptable to Agent in Agent’s sole discretion: (a) an MAI appraisal, (b) a Phase I Environmental Site Assessment, or such other environmental studies as Agent shall reasonably request, (c) updated property and liability insurance certificates which insure the replacement property, (d) the purchase contract for such replacement property, (e) tenant estoppel certificates and subordination, non-disturbance, and attornment agreements for each tenant leasing space in such Replacement Property, (f) copies of leases for each tenant leasing space in such Replacement Property, (g) an endorsement to the Title Insurance Policy which adds such Replacement Property as an insured parcel (which endorsement must be acceptable to Agent in Agent’s sole discretion) and brings forward the endorsements from the Title Insurance Policy, (h) a copy of all documents recorded against the Replacement Property, (i) a current survey of the Replacement Property by a licensed surveyor, acceptable in form and content to Agent’s reasonable satisfaction, (j) opinions of counsel reasonable acceptable in form and content to Agent opining as to the validity of the form of such modification and the continued enforceability of the Mortgage, (k) a certified rent roll for the Replacement Property, (l) a Compliance Certificate, and (m) such other documents or information as Agent shall reasonably request.

12. The Agent.

(a) Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as contractual representative on such Bank’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Bank authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Banks. Each Bank hereby agrees that, except as otherwise set forth herein, any action taken by the Required Banks in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Banks of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks. Nothing herein (including the use of the term “Agent”) shall be construed to deem the Agent a trustee or fiduciary for any Bank nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Bank, the Agent will forward to such Bank copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Bank, upon the request of such Bank, a copy of any certificate or notice furnished to the Agent by the Borrower or any other affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Bank pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks (or all of the Banks if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Banks and all holders of any of the Loans; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. The Borrower may rely on written amendments or waivers executed by Agent or acts taken by Agent as being authorized by the Banks or the Required Banks, as applicable, to the extent Agent does not advise Borrower that it has not obtained such authorization from the Banks or the Required Banks, as applicable.

(b) Agent’s Reliance, Etc. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank or any other Person and shall not be responsible to any Bank or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other persons or entities or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Banks in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

(c) Notice of Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a default or an Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Banks, unless the Agent has received notice from a Bank or the Borrower referring to this Agreement, describing with reasonable specificity such default or Event of Default and stating that such notice is a “notice of default.” If any Bank (excluding the Bank which is also serving as the Agent) becomes aware of any default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Banks. Agent shall take such action with respect to such Event of Default as may be requested by the Banks in accordance with this Section 10; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Banks.

(d) Fifth Third Bank as Bank. Fifth Third Bank, as a Bank, shall have the same rights and powers under this Agreement and any other Loan Document as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Fifth Third Bank in each case in its individual capacity. Fifth Third Bank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Banks. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Banks.

(e) Approvals of Banks. All communications from the Agent to any Bank requesting such Bank’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Bank, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Bank where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Bank shall reply promptly, but in any event within ten (10) Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Banks under Section 10(k), unless a Bank shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Bank shall be deemed to have conclusively approved of or consented to such recommendation or determination.

(f) Bank Credit Decision, Etc. Each Bank expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower or any other Person or any Property to such Bank and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Bank. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any other Bank or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower or any other affiliate thereof, and inquiries of such persons, its independent due diligence of the business and affairs of the Borrower and other persons and entities and the Property, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any other Bank or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any other affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates. Each Bank acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Bank.

(g) Indemnification of Agent by Banks. Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting any obligation under the Loan Documents of the Borrower to do so) pro rata in accordance with such Bank’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Bank) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Bank shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Required Banks, unless such failure is pursuant to the reasonable advice of counsel of which the Banks have received notice. Without limiting the generality of the foregoing but subject to the preceding provision, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Loans, any “lender liability” suit or claim brought against the Agent and/or the Banks, and any claim or suit brought against the Agent and/or the Banks arising under any environmental laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Banks on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Banks if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Bank to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Bank making any such payment.

(h) Successor Agent. So long as Borrower has approved of a successor Agent in accordance with the immediately succeeding sentence, the Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent (and so long as no Event of Default has occurred, Borrower shall also have the right to approve such successor Agent, not to be unreasonably withheld, conditioned or delayed), which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000. If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents as Agent. After any Agent’s resignation hereunder as Agent, the provisions of this Section 10(h) and all provisions of this Agreement relating to Loans shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

(i) Other Loans by Banks to Borrower. The Banks agree that one or more of them may now or hereafter have other loans to Borrower or one or more affiliates of Borrower which are not subject to this Agreement. The Banks agree that the Bank(s) which may have such other loan(s) to the Borrower and such affiliates may collect payments on such loan(s).and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement). Further, the Banks agree that the Bank(s) which may have such other loan(s) to the Borrower and such affiliates shall have no obligation to attempt to collect payments under the Loans in preference and priority over the collection and/or enforcement of such other loan(s).

(j) Request for Agent Action. Agent and the Banks acknowledge that in the ordinary course of business of the Borrower, (a) the Property may be subject to a condemnation or eminent domain proceeding (a “Taking”), (b) Borrower may desire to enter into easements or other agreements affecting the Property, or (c) Borrower may desire to take other actions or enter into leases, property management agreements and other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Banks hereby expressly authorize the Agent to (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Property, or (z) execute consents, approvals, lease subordination agreements or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.

(k) Approval of Amendments by Banks. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Banks may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other Loan Document or the continuance of any default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the Required Banks. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Banks (or the Agent at the written direction of the Banks), do any of the following: (i) increase the Commitments (or any component thereof) of the Banks; (ii) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other obligations, (iii) change the Commitment Percentages (or any component thereof); (iv) amend the interest rate payable on the Notes, or (v) modify the definition of the term “Required Banks”, modify in any other manner the number or percentage of the Banks (including all of the Banks) required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect. Further, no amendment, waiver or consent unless in writing and signed by Agent, in addition to the Banks required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a wavier thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(l) Successors and Assigns.

(i) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(ii) Any Bank may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Bank except to the extent such transfer would result in increased costs to the Borrower.

(iii) Any Bank may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the obligations owing to such Bank; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, (ii) no Bank may grant a participating interest in its Commitment, or if any of the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in an amount less than $5,000,000 or integral multiples of $1,000,000 in excess thereof, and (iii) after giving effect to any such participation by a Bank, the amount of its Commitment, or if any of the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in which it has not granted any participating interests must be equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Bank may agree with the Participant that it will not, without the consent of the Participant, agree to (i) except as otherwise permitted in this Agreement, increase or extend the term or extend the time or waive any requirement for the reduction of termination of, such Bank’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Bank, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by Section 12(l) hereof shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Bank shall notify the Agent and the Borrower of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder.

(iv) Any Bank may with the prior written consent of the Agent and, so long as no default or Event of Default shall have occurred and be continuing, assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required in the case of any assignment to (x) another Bank, any affiliate of such Bank or of another Bank, and no such consent by the Agent shall be required in the case of any assignment by a Bank to any affiliate of such Bank, (ii) any partial assignment of a Commitment shall be in an amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such partial assignment the assigning Bank retains a portion of the Commitment so assigned, or if any of the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof (provided, however, the conditions set forth in this subsection (ii) shall not apply to any full assignment by any Bank of its Commitment); and (iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be deemed to be a Bank party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Bank, as appropriate. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.

(v) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and register for the recordation of the names and addresses of the Banks and the Commitment of each Bank from time to time (the “Register”). The Agent shall give each Bank and the Borrower notice of the assignment by any Bank of its rights as contemplated by this Section. The Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Bank, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in this Section 12(l), (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(vi) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Bank from its obligations hereunder.

(vii) A Bank may furnish any information concerning the Borrower, any other obligor or any of their respective affiliates in the possession of such Bank from time to time to Assignees and Participants (including prospective Assignees and Participants).

(viii) Anything in this Section to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other obligor or any of their respective affiliates.

(ix) Each Bank agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

13. Event of Default. The occurrence of any one or more of the following shall constitute an “Event of Default”, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a) Borrower shall fail (i) to make any payment of principal or interest under any Note within three (3) Business Days of the date when due, or (ii) to make any other payment under the Loan Documents within five (5) days of written notice by Agent (or such shorter period as may be expressly provided for herein or therein); or

(b) Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower contained in this Loan Agreement and not specifically referred to elsewhere in this Section 13; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Property, and the priority, validity and enforceability of the liens created by the Mortgage or any of the other Loan Documents and the value of the Property is not impaired, threatened or jeopardized, then Borrower shall have a period (“Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period (provided, however, such period shall be limited to ten (10) days if such failure can be cured by the payment of money), provided further that if Borrower commences to cure such failure during the Cure Period and are diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate; or

(c) If any representation or warranty when made by Borrower, Guarantor or any member thereof pursuant to or in connection with this Loan Agreement shall prove to be untrue or incorrect in any material respect; or

(d) The occurrence of a Prohibited Transfer (as defined in the Mortgage); or

(e) Borrower or Guarantor, or any successors or permitted assigns of any of them, shall:

(i) file a voluntary petition in bankruptcy or an arrangement or reorganization under any federal or state bankruptcy, insolvency or debtor relief law or statute (hereinafter referred to as a “Bankruptcy Proceeding”);

(ii) file any answer in any Bankruptcy Proceeding or any other action or proceeding admitting insolvency or inability to pay its debts;

(iii) fail to oppose, or fail to obtain a vacation or stay of, any involuntary Bankruptcy Proceeding within sixty (60) days after the filing thereof;

(iv) solicit or cause to be solicited petitioning creditors for any involuntary Bankruptcy Proceeding against Borrower or Guarantor;

(v) be granted a decree or order for relief, or be adjudicated a bankrupt or declared insolvent in any Bankruptcy Proceeding, whether voluntary or involuntary;

(vi) have a trustee or receiver appointed for or have any court take jurisdiction of its property, or the major part thereof, or all of any portion of the Property, in any voluntary or involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation, and, with respect to an involuntary proceeding only, such trustee or receiver is not discharged or such jurisdiction is not relinquished, vacated or stayed on appeal or otherwise, within sixty (60) days after the commencement thereof;

(vii) make an assignment for the benefit of creditors;

(viii) consent to any appointment of a receiver or trustee or liquidator of all of its property, or the major part thereof, or all or any portion of the Property; or

(ix) have an attachment or execution levied with respect to, or other judicial seizure be effected for, all or substantially all of its assets or all or any portion of the Property, or the placing of any attachment, levy of execution, charging order, or other judicial seizure on the interest of the parent in Borrower; or

(f) The dissolution, termination or merger of Guarantor; provided that the merger of Guarantor with another entity shall not be deemed an Event of Default so long as Guarantor provides a substitute guarantor (the “Substitute Guarantor”) and the following conditions are satisfied:

(i) The Substitute Guarantor shall have a net worth and liquid assets equal to or greater than that of the Guarantor;

(ii) The Substitute Guarantor shall be in compliance with the Financial Covenants described in Section 7(b) hereof;

(iii) The Substitute Guarantor shall be a company with comparable real estate experience to that of the Guarantor;

(iv) The Substitute Guarantor and its principals shall comply with the Agent’s requirements in respect of compliance with the Act (as hereinafter defined);

(v) The Substitute Guarantor shall execute and deliver to Agent a guaranty in the form of the Guaranty; and

(vi) The Substitute Guarantor shall deliver to Agent organizational and authority documents and an opinion of counsel satisfactory to Agent.

(g) Any failure to comply with the Financial Covenants;

(h) Any failure by any member of the ERISA Group to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan under Section 4041(c) of ERISA shall be filed by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000; or

(i) The occurrence of an “Event of Default” under any Note, the Mortgage or any of the other Loan Documents.

14. Remedies. Upon the occurrence of an Event of Default, Agent shall have the following rights and remedies:

(a) Agent may, by notice in writing to Borrower, declare the principal of and interest on each Note to be forthwith due and payable and thereupon the Notes, including both principal and interest, shall be and become immediately due and payable without presentment, demand or further notice of any kind;

(b) Agent may exercise any right or remedy set forth in the Notes, the Mortgage and the Loan Documents or otherwise available at law or in equity.

15. Borrower’s Indemnification. To the fullest extent permitted by law, Borrower agrees to defend (with counsel reasonably satisfactory to Agent), protect, indemnify and hold harmless Banks, any parent corporation, affiliated corporation or subsidiary of Banks, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of Banks or any parent or affiliated corporation of Banks), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Loan Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Loan Agreement, the Notes and the Loan Documents, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans and the enforcement of Banks’ rights and remedies under this Loan Agreement, the Notes, the Loan Documents, any other instruments and documents delivered hereunder or thereunder; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to such Indemnified Party within thirty (30) days of written demand, and failing prompt payment, together with interest thereon at the Default Rate (as defined herein) from the date incurred by such Indemnified Party until paid by Borrower, shall be added to the obligations of Borrower evidenced by the Notes and secured by the collateral securing the Loans. This indemnity is not intended to excuse Banks from performing hereunder. The provisions of this section shall survive the closing of the Loans, the satisfaction and payment of the Notes and any cancellation of this Loan Agreement. Borrower shall also pay, and hold Banks harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the Loans. Banks hereby represent that they have not employed a broker or other finder in connection with the Loans. Borrower represents and warrants that no brokerage commissions or finder’s fees are to be paid in connection with the Loans. Notwithstanding the foregoing, Borrower shall have no obligation to indemnify Agent with respect to Agent’s failure to disclose information (as required herein) to the Banks in connection with any syndication of the Loan.

16. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth below in this Section or as such party may from time to time designate by written notice to the other parties. Either party by notice to the other in the manner provided herein may designate additional or different addresses for subsequent notices or communications:

To Agent:	Fifth Third Bank 222 South Riverside Plaza 30th Floor MD GRVR0F Chicago, Illinois 60606 Attn: Klay Schmeisser, Senior Vice President
and:	Schwartz Cooper Chartered 180 North LaSalle Street Suite 2700 Chicago, Illinois 60601 Attn: Michael S. Kurtzon, Esq.
To Borrower:	c/o Grubb & Ellis Realty Investors 1551 N. Tustin Ave., Suite 300 Santa Ana, CA 92705 Attn: Mathieu Streiff, Real Estate Counsel
With copies to:	Cox, Castle & Nicholson LLP 2049 Century Park East, 28th Floor Los Angeles, California 90067 Attn: Adam B. Weissburg

Borrower acknowledges and agrees that service of notice in the manner set forth herein shall constitute notice to all of the Borrower.

17. Flex Rights. Agent shall have the right to amend the terms of the Loan Documents, including, without limitation, the interest rate spread (not to exceed two and three-quarters percent (2.75%) in excess of the LIBOR Rate), in order to successfully syndicate the Loans such that Agent’s Commitment is not more than $29,000,000.00. Borrower shall execute such amendments to the Loan Documents as is reasonably requested by Agent to effectuate such modifications, and shall provide such information as is reasonably requested by Agent with respect to the Property or the financial condition of Borrower and/or Guarantor.

18. Holdback. $2,245,162.15 of the proceeds of the Loan shall be disbursed by Agent into an interest bearing money market account held and maintained by Agent (the “TI Escrow Account”), of which $45,850.08 shall be earmarked for leasing commissions and $2,199,312.07 shall be earmarked for tenant improvements. The TI Escrow Account is hereby pledged to Agent as additional collateral for the Loan. Agent shall fund all or portions of the funds held in the TI Escrow Account, not more than once per calendar month, upon receipt by Agent of evidence (consisting of paid invoices, which shall be subject to the reasonable review and approval of Agent) that either (i) Borrower has incurred out of pocket, third party costs in connection with leasing commissions or tenant improvement work required by the Leases, or (ii) Borrower is reimbursing a tenant for tenant improvement work at its space within a Building; provided that Borrower has delivered to Agent a copy of that certain spreadsheet delivered to Agent by email on June 26, 2008 by Paul Baker at 12:34 a.m. Chicago time, which indicates the line item (the “Holdback Line Item”) such reimbursement relates to. Notwithstanding the foregoing, from time to time upon Borrower’s request, Agent shall fund from the TI Escrow Account to Borrower the difference in the amount allocated to a Holdback Line Item and all amounts previously disbursed from the TI Escrow Account to Borrower for such Holdback Line Item; provided that Borrower submits evidence reasonably acceptable to Agent that (x) Borrower or tenant under the applicable Lease has completed all tenant improvements and satisfied all leasing commissions pursuant to the applicable Lease, (y) the tenant under the applicable Lease is no longer entitled to additional funds for tenant improvements or leasing commissions pursuant to the terms of such Lease, or (z) the tenant under the applicable Lease has waived its rights to any additional funds for tenant improvements or leasing commissions to which it is otherwise entitled.

19. Miscellaneous Provisions.

(a) Refinancing Proposal. Borrower agrees that at such time as the Loans are refinanced, Borrower shall permit Agent to offer a proposal for such refinancing upon Agent’s then-current underwriting standards. In the event that Borrower shall solicit refinancing proposals from any other bank or credit source, Borrower shall give Agent the right to offer to Borrower a proposal on substantially similar or more favorable terms than other competing proposals. Notwithstanding the foregoing, Borrower acknowledges that Agent is under no obligation whatsoever to make any proposal to Borrower on any specific terms and conditions.

(b) Publicity. Agent and Borrower shall have the right to publicly announce the making of the Loans.

(c) Costs and Fees. Borrower shall pay, according to invoices provided by Agent, any and all of Agent’s reasonable expenses actually incurred by Agent relating to the Loans, including, without limitation, recording and filing charges and taxes, charges of the Title Insurance Company, photocopying and photostating expenses, costs of surveys, escrow charges, costs of all studies of the Property, including, without limitation, environmental studies, appraisals, costs of certified copies of instruments and other documents, fees of any construction services and all reasonable attorney’s fees relative to the preparation and delivery of this Loan Agreement, the Loan Documents and the disbursement of the Loans, expressly excluding any costs of the Banks (as opposed to the Agent) in connection with the syndication of the Loan.

(d) Inspection and Cooperation. Borrower will permit Agent and its representatives, at all reasonable times, to inspect the Property and to examine and copy all books and account records and other papers relating to the Property.

(e) Further Assurances. Borrower will at any time and from time to time upon request of Agent take or cause to be taken any action and execute, acknowledge, deliver or record any further documents, opinions, mortgages, security agreements or other instruments which Agent in its reasonable discretion deems necessary or appropriate to carry out the purposes of this Loan Agreement and to preserve, protect and perfect the security intended to be created and preserved in the Property and to establish, preserve and protect the security interest of Banks in and to any personal property installed in, furnished to or used or intended to be used in connection with the operation of the Property; provided, however, such additional documents and acts shall be consistent with the requirements and tenor of this Loan Agreement as written and such documents shall not materially or adversely impact Borrower’s rights or obligations hereunder.

(f) No Other Agreements. This Loan Agreement, together with the Notes and the Loan Documents, constitutes the entire understanding of the parties with respect to the transactions contemplated hereby, and all prior understandings with respect thereto, whether written or oral, shall be of no force and effect.

(g) Survival of Covenants, Etc. All covenants, representations and warranties made herein or in any statement or certificate delivered to Banks pursuant to any of the provisions hereof shall survive the making of the Loans and shall continue in full force and effect until the obligations of Borrower hereunder and the indebtedness evidenced by the Notes have been fully paid and satisfied and the Mortgage has been released of record by Agent.

(h) JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS LOAN AGREEMENT SHALL BE LITIGATED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR, IF AGENT INITIATES SUCH ACTION, ANY COURT IN WHICH AGENT SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY AGENT IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO THIS LOAN AGREEMENT. BORROWER WAIVES ANY CLAIM THAT COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY AGENT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY AGENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY AGENT OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

(i) Waiver of Jury Trial. BORROWER AND AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND AGENT ARISING OUT OF OR IN ANY WAY RELATED TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER AND AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

(j) Governing Law. This Loan Agreement shall be governed by the construed, interpreted, enforced and governed by the laws of the State of Illinois.

(k) Counterparts; Facsimile Signatures. This Loan Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Loan Agreement. Receipt of an executed signature page to this Loan Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Agent shall be deemed to be originals thereof.

(l) Customer Identification — USA Patriot Act Notice; OFAC and Bank Secrecy Act. Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Agent to identify Borrower in accordance with the Act. In addition, Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

WHEREAS, the parties hereto have executed this Agreement as of the date specified above.

AGENT:

FIFTH THIRD BANK, a Michigan banking corporation

By: /s/ Klay Schmeisser

Name:	Klay Schmeisser
Title: Senior Vice President

BORROWER:

G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company

By: /s/ Shannon K S Johnson

Name: Shannon K S Johnson
Title:	Authorized Signatory

LENDERS:

FIFTH THIRD BANK, a Michigan banking corporation

By: /s/ Klay Schmeisser

Name: Klay Schmeisser

Title: Senior Vice President

Guarantor joins in the execution of this Agreement for the purpose of acknowledging and agreeing to Section 7(h) hereof.

GRUBB & ELLIS HEALTHCARE REIT, INC., a Maryland corporation

By: Its:	/s/ Shannon K S Johnson Shannon K S Johnson Chief Financial Officer